SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549


                          FORM 8-K

                       CURRENT REPORT

             Pursuant to Section 13 or 15 (d) of
             The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 28,
                            2000


             AMERICAN EDUCATIONAL PRODUCTS, INC.

   (Exact name of registrant as specified in its charter)




   COLORADO               0-16310                  84-1012129
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(State or other    (Commission file number)  (Employer Identification
 Incorporation)                               No.)


  6550 Gunpark Drive, Suite 200, Boulder, Colorado     80301
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     (Address of principal executive offices)        (Zip Code)



Registrant's telephone number, including area code:  (303) 527-3230
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  (Former name or former address, if changed since last report)

ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.
         ---------------------------------
     On April 28, 2000, Registrant committed to acquire all exercisable stock options previously granted to four senior managers of Registrant at a price per share, in cash, of $9.25 (the last trade of Registrant's Common Stock on NASDAQ prior to April 28, 2000) less the exercise price of the respective options. The four managers whose stock options are subject to such commitment and the number of such options are: Michael J. Anderson (11,000), Thomas C. Halblieb (15,200), Frank L. Jennings (14,000) and Clifford
C. Thygesen (37,400), for aggregate consideration to such managers, net of exercise price, of $213,624; any such acquisitions would be made only upon the request of such managers subsequent to August 15, 2000. The commitment by Registrant was made as a result of the change in control of Registrant reported in Registrant's Form 8K dated April 24, 2000. The four managers have indicated to Registrant their intention to remain as managers of Registrant for the foreseeable future.

     Based upon information provided to Registrant, on April 28, 2000, G.C. Associates Holdings Corp. ("GC") committed to purchase from such managers (and only upon the request of such managers subsequent to August 15, 2000) an aggregate of 46,709 shares of Registrant's Common Stock at $9.25 per share, in cash. The managers whose shares are subject to GC's commitment and the number of such shares are: Michael
J. Anderson (2,000), Thomas C. Halblieb (3,850), Frank L. Jennings (13,059) and Clifford C. Thygesen (27,800). Based upon information provided to Registrant, it is expected that funds for any such purchases would be derived from GC's working capital. Based upon information provided to Registrant, because such shares would be acquired by GC only upon the request of such managers, GC has not reported such shares as representing an increase in GC's majority share ownership stake in Registrant, which remains at 656,661 shares of Common Stock (constituting 60.7% of the outstanding voting stock), together with 279,840 Common Stock Purchase Warrants (which, together with the Common Stock ownership of GC would constitute, if exercised, 68.8% of the outstanding shares of Common Stock of Registrant).





                          SIGNATURE

     Pursuant to the requirements of the Securities Exchange
Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         AMERICAN EDUCATIONAL PRODUCTS, INC.



Dated:  May 4, 2000        By:  /s/  Clifford C. Thygesen
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                                Clifford C. Thygesen, President